Exhibit 99.1

CONTACTS:

Cathy Jessup, CFO
The Topps Company, Inc.
212.376.0466
   or
Betsy Brod/Jonathan Schaffer
Brod Group, LLC
212.750.5800

FOR IMMEDIATE RELEASE

                   THE TOPPS COMPANY, INC. REPORTS FISCAL 2004
                      SECOND QUARTER AND SIX MONTH RESULTS

      ~ Latest Products, Including Juicy Drop Pop and New Baby Bottle Pop,
                               Gaining Traction ~
    ~ Several New Confectionery Concepts Scheduled for Second Half Roll-Out ~

New York, NY, September 29, 2003 - The Topps Company, Inc. (Nasdaq: TOPP) today reported financial results for its fiscal 2004 second quarter and six months ended August 30, 2003.

Second quarter net sales were $72.9 million compared to $70.0 million last year. Income from operations in the second quarter was $7.6 million compared with $6.3 million in the prior-year period. Net income was $5.3 million, or $0.13 per diluted share, versus $4.7 million, or $0.11 per diluted share, last year.

For the six months ended August 30, 2003, net sales were $149.0 million compared to $157.8 million in the same period last year. Income from operations was $11.9 million compared with $17.0 million in the prior-year period. Net income in the first half of fiscal 2004 was $8.8 million, or $0.21 per diluted share, versus $12.0 million, or $0.28 per diluted share, last year.

Net sales of Topps confectionery products in the second quarter declined modestly by 1.2% to $41.8 million, largely the result of weakness in sales of products to warehouse club outlets. Declines were partially offset by strong sales of the newly introduced Juicy Drop Pop and Baby Bottle Pop with Candy Juice products.

Arthur T. Shorin, Chairman and CEO of Topps, stated, "While overall confectionery sales were impacted by softness in the domestic market, we are very pleased with customer response to our latest product offerings. Despite limited availability, Juicy Drop Pop, the first entry in our line of Juicy Drop brand products, enjoyed strong sales in the second quarter. New Baby Bottle Pop with Candy Juice contributed nicely to results as well."


                                    --more--

TOPP - Second Quarter Fiscal 2004 Financial Results
Page Two

In the Entertainment sector, second quarter net sales increased 12.1% on a year-over-year basis to $31.1 million as a result of the contribution from Wizkids, LLC, acquired in July. Sales also benefited from the success of English Premier League soccer mini stickers with gum, a recently introduced product format. Traditional sports cards sales declined but to a lesser extent than expected due to a strong basketball card market this year. Non-sports properties generated modest gains in the second quarter reflecting Yu-Gi-Oh! sales and the reintroduction of Garbage Pail Kids stickers. The newly introduced etopps NASCAR offerings added to Internet sales in the period, however, Internet sales overall were well below last year's level.

Mr. Shorin continued, "We are pleased with the progress of the WizKids integration. Topps has begun to participate in sales programs to domestic mass merchandisers and will also assist with WizKids efforts in markets abroad. We continue to believe that WizKids gaming expertise and innovation will open up new avenues for growth for the combined company. In September, WizKids launched Creepy Freaks, its first collectible game designed for kids aged 6 to 11."

Mr. Shorin concluded, "As we move into the second half of the year, we anticipate activity on the new product front utilizing our development, marketing and distribution capabilities. Within Confectionery, consistent with our stated strategy of broadening our product line beyond lollipops and gum, we expect to roll out two distinctive, chewy candies, Juicy Drop Chews and Juicy Bugs. Within Entertainment, we plan to introduce new WizKids products and extend the concept of mini stickers with gum to other sports and entertainment properties."

During the quarter, the Company paid a cash dividend to shareholders of $0.04 per share. Additionally, the Company repurchased 256,000 shares of its stock at an average price of $8.60 per share in the period. At August 30, 2003, the Company had $93.2 million in cash and no debt.

The Topps Company, Inc. will host a webcast of its earnings conference call today at 10:00 a.m., Eastern Time. Investors, analysts, and the media are invited to listen to the call live at www.topps.com. A replay of the webcast will be available on the Company's website for the next 60 days.

Founded in 1938, Topps is a leading creator and marketer of distinctive confectionery and entertainment products. The Company's confectionery brands include "Ring Pop," "Push Pop," "Baby Bottle Pop" and "Juicy Drop Pop" lollipops as well as "Bazooka" bubble gum. Topps entertainment products include trading cards, sticker and album collections, and collectible games. For additional information, visit www.topps.com.

This release contains forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations contained in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed in the Company's Securities and Exchange Commission filings.


                                 (Tables Follow)

THE TOPPS COMPANY, INC.
CONSOLIDATED BALANCE SHEET HIGHLIGHTS
(Amounts in Thousands)

                                                     As of            As of
                                                August 30, 2003   March 1, 2003
                                                ---------------   -------------
Cash and Equivalents                               $  93,172        $ 114,259
Working Capital                                      122,249          141,484
Net Property, Plant and Equipment                     14,342           14,606
Total Assets                                         268,840          261,628
Shareholders' Equity                               $ 203,312        $ 196,768

                                           SEGMENT INFORMATION
                                         (Amounts in Thousands)

                                                    Quarter Ended                     Six Months Ended
                                          August 30, 2003   August 31, 2002   August 30, 2003   August 31, 2002
                                          ---------------   ---------------   ---------------   ---------------
Net Sales
Confectionery                                $  41,752         $  42,258         $  87,341         $  85,350
Entertainment Products                          31,119            27,751            61,642            72,410
                                             ---------         ---------         ---------         ---------
Total                                        $  72,871         $  70,009         $ 148,983         $ 157,760
                                             =========         =========         =========         =========
Contributed Margin
Confectionery                                $  15,471         $  15,126         $  29,240         $  31,158
Entertainment Products                          10,296             7,492            17,419            19,095
                                             ---------         ---------         ---------         ---------
Total                                        $  25,767         $  22,618         $  46,659         $  50,253
                                             =========         =========         =========         =========
Reconciliation of Contributed Margin
  to Income Before Provision for Taxes:

Total Contributed Margin                     $  25,767         $  22,618         $  46,659         $  50,253
Unallocated General and Administrative
  Expenses and Manufacturing Overhead          (16,570)          (15,322)          (32,198)          (31,066)
Depreciation & Amortization                     (1,565)           (1,273)           (2,844)           (2,433)
Other Income (Expense)                             (74)              288               324               222
                                             ---------         ---------         ---------         ---------
Income from Operations                           7,558             6,311            11,941            16,976
Interest Income, Net                               450               568             1,484             1,200
                                             ---------         ---------         ---------         ---------
Income before Provision for
  Income Taxes                               $   8,008         $   6,879         $  13,425         $  18,176
                                             =========         =========         =========         =========

                                       THE TOPPS COMPANY, INC.
                                CONSOLIDATED STATEMENT OF OPERATIONS
                              (Amounts in Thousands, Except Share Data)

                                                     (Unaudited)
                                                    Quarter Ended                         Year Ended
                                           ---------------------------------   ---------------------------------
                                           August 30, 2003   August 31, 2002   August 30, 2003   August 31, 2002
                                           ---------------   ---------------   ---------------   ---------------
Net sales                                    $     72,871      $     70,009      $    148,983      $    157,760
Cost of sales                                      43,688            44,703            91,459            99,807
                                             ------------      ------------      ------------      ------------
Gross profit                                       29,183            25,306            57,524            57,953
Other Income (expense)                                (74)              288               324               222
Selling, general and admin. expense                21,551            19,283            45,907            41,199
                                             ------------      ------------      ------------      ------------
Income from operations                              7,558             6,311            11,941            16,976
Interest income, net                                  450               568             1,484             1,200
                                             ------------      ------------      ------------      ------------
Income before provision for income taxes            8,008             6,879            13,425            18,176
Provision for income taxes                          2,736             2,187             4,632             6,143
                                             ------------      ------------      ------------      ------------
Net income                                   $      5,272      $      4,692      $      8,793      $     12,033
                                             ============      ============      ============      ============

Net income per share - basic                         0.13              0.11              0.22              0.29
                                             ============      ============      ============      ============
                     - diluted                       0.13              0.11              0.21              0.28
                                             ============      ============      ============      ============
Weighted avg.shares outstanding:
basic                                          40,605,000        41,622,000        40,650,000        41,811,000
diluted                                        41,386,000        42,466,000        41,433,000        42,717,000